SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    December 20, 2005

Boston Communications Group, Inc.

(Exact name of registrant as specified in its charter)

Massachusetts	0-28432	04-3026859
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

55 Middlesex Turnpike Bedford, MA		01730
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:    (781) 904-5000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 20, 2005, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of Boston Communications Group Inc. (the “Company”), approved several matters related to compensation of non-employee directors and executive officers.

Director Compensation and Equity Grants

The Company’s Board of Directors determines its compensation using data derived from third-party compensation surveys, data from comparable companies and consultation from an independent compensation consultant. Pursuant to the determination of the Compensation Committee and effective beginning January 1, 2006, each non-employee director will receive (i) a quarterly retainer of $10,000, (ii) a fee of $1,000 for each Board meeting that the non-employee director attends and (iii) reimbursement for all expenses incurred in attending Board and committee meetings. In addition, directors who serve on the Audit Committee, Compensation Committee or Nominating and Corporate Governance Committee will receive a fee of $500 for each such committee meeting attended. The Chairperson of the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and the Lead Director will receive a quarterly retainer of $1,875.

In addition to the foregoing cash compensation, each non-employee director will receive on a quarterly basis, a fully vested option for the purchase of 6,250 shares of the Company’s common stock at an exercise price equal to the fair market value on the date of grant.

Executive Compensation Arrangements

On December 20, 2005, the Compensation Committee approved the 2006 BCGI Executive Incentive Compensation Plan (the “Plan”) for the Company’s named executive officers. With the guidance of a compensation consultant, the Plan was derived from third-party compensation survey data for comparable companies and executive positions and is based upon performance targets and payments tied to a percentage of base pay. The Plan is substantially consistent with the 2005 Plan and consists of cash bonuses and equity incentives, including the following key elements:

Bonus Incentive Compensation:

•	The Plan provides for target bonus amounts for each executive officer, using a percentage of his or her base pay derived from third-party compensation survey data for comparable companies and executive positions.

•	The total bonus is comprised of three major components:

- Executive’s personal qualitative performance appraisal	20% of target
- Company’s quantitative financial performance	40% of target
- Executive’s achievement of strategic goals	40% of target

•	The qualitative personal performance appraisal is paid annually based upon the executive officer’s accomplishment of qualitative goals that are established by the executive officer’s manager or by the Compensation Committee in the case of the Chairman and CEO.

•	The plan provides for a graduated scale of payment for the portion of the bonus that is based on the Company’s quantitative financial performance, so that an executive officer may earn no quantitative bonus, a fraction of his or her target, or up to 200% of the quantitative part of the target, depending upon the financial performance of the Company.

•	For the achievement of strategic goals component of the bonus, the potential amount to be earned is entirely funded by the financial performance of the business, as described in the preceding paragraph. The amount earned by the executive officer is based upon the executive officer’s performance against strategic goals that are approved by the Compensation Committee.

•	Quantitative financial performance bonuses are based upon a combination of earnings and revenue achievement against targets, for the Company as a whole. Results are generally weighted more heavily on earnings than revenue. Non-cash adjustments and certain extraordinary items, as approved by the Compensation Committee, are excluded from earnings for purposes of making these bonus determinations.

For the first three fiscal quarters of 2006, the applicable bonus payable for the quantitative financial performance with respect to each of these quarter’s results will be paid following the completion of the quarter. The applicable bonus payable with respect to the fourth quarter and year-end quantitative financial performance, as well as the executive’s qualitative personal performance appraisal and achievement of strategic goals, will be approved by the Compensation Committee and paid following the end of the Company’s fiscal year.

The following table sets forth the 2006 salary and bonus, assuming achievement of 100% of the target based on the foregoing criteria, for each of the Company’s named executive officers (as defined in Item 402(a)(3) of Regulation S-K):

Name of Executive Officer	2006 Base Salary	Cash Bonus (Assuming Achievement of 100% of Target)
Paul Tobin	$226,800	$113,400
E. Y. Snowden	$384,300	$269,010
Karen A. Walker	$244,524	$110,036
William Wessman	$242,740	$109,233
Fritz von Mering	$243,885	$109,748
Thomas Erskine	$203,775	$71,321
Ersin Galioglu	$175,725	$61,504
James J. Anderson	$183,750	$64,313

Equity Incentive Compensation:

In determining the equity incentives for the named executive officers, the Compensation Committee considers numerous factors such as (i) the individual’s job responsibilities, (ii) the individual’s performance, including the expected contribution of the executive officer to the Company’s goals, (iii) the Company’s long-term needs and goals, including attracting and retaining key management personnel, (iv) the Company’s competitive position, which includes using third-party compensation survey data for executive positions at comparable companies, and (v) consultation from an independent outside consultant. To the extent determined to be appropriate, the Compensation Committee also considers general economic conditions and the historic compensation levels of the individual.

The stock option grants to each executive officer vest in three equal installments over a three-year period commencing on the first anniversary of the date of grant.

The following option grants to executives will be made at the closing price on January 12, 2006:

Name	2006 Plan Stock Option Grants
Paul Tobin	36,000
E. Y. Snowden	72,000
Frederick von Mering	33,000
William Wessman	30,000
Karen A. Walker	33,000
James Anderson	17,100
Ersin Galioglu	20,900
Thomas Erskine	15,200

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOSTON COMMUNICATIONS GROUP, INC.

Date: December 27, 2005	By:	/S/ KAREN A. WALKER
Karen A. Walker Chief Financial Officer